Exhibit 99.2

Distributed Power Solutions, LLC Financial Statements As of and for the Year Ended December 31, 2025

Distributed Power Solutions, LLC

Financial Statements

As of and for the Year Ended

December 31, 2025

Distributed Power Solutions, LLC

Independent Auditor’s Report

Board of Managers

Distributed Power Solutions, LLC

Houston, Texas

Opinion

We have audited the financial statements of Distributed Power Solutions, LLC (the “Company”), which comprise the balance sheet as of December 31, 2025, and the related statements of income, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Houston, Texas

February 13, 2026

Financial Statements

Distributed Power Solutions, LLC

Balance Sheet

December 31,	2025
Assets
Current Assets
Cash and cash equivalents	$5,367,592
Accounts receivable, net	13,623,980
Unbilled revenue	5,881,609
Parts inventories, net	1,737,978
Prepaid expenses and other current assets	2,918,948

Total Current Assets	29,530,107
Property and Equipment, net	238,730,561
Other Long-Term Assets	1,265,733

Total Assets	$269,526,401

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$4,951,523
Current maturities of sale-leaseback financing liability	1,749,670
Deferred revenue	17,887,363
Related party payable	633,967
Accrued expenses and other current liabilities	3,572,581

Total Current Liabilities	28,795,104
Long-Term Debt, net	111,150,000
Sale-Leaseback Financing Liability, net	3,389,836
Other Long-Term Liabilities	3,273,735

Total Liabilities	146,608,675

Commitments and Contingencies (Note 9)
Members’ Equity	122,917,726

Total Liabilities and Members’ Equity	$269,526,401

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Income

Year Ended December 31,	2025
Revenue
Equipment rentals	$72,881,159
Equipment sales	4,923,950
Equipment sales - related party	3,804,650
Other services	11,407,800

Total Revenue	93,017,559

Cost of Revenues
Equipment rentals	39,646,723
Equipment sales	2,912,532
Equipment sales - related party	2,601,934
Other services	8,577,624

Total Cost of Revenues	53,738,813

Gross Profit	39,278,746
Operating Expenses
General and administrative expenses	10,456,243
Wages and related costs	2,934,682
Depreciation and amortization	490,331

Total Operating Expenses	13,881,256

Income from Operations	25,397,490
Other Expenses
Interest expense, net	9,520,205
Other, net	442,027

Total Other Expenses, net	9,962,232

Net Income	$15,435,258

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Members’ Equity

Total Members’ Equity
Balance at December 31, 2024	$38,880,744
Net Income	15,435,258
Contributions	68,601,724

Balance at December 31, 2025	$122,917,726

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Statement of Cash Flows

Year Ended December 31,	2025
Cash Flows from Operating Activities
Net income	$15,435,258
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	(391,650)
Depreciation and amortization	17,868,470
Amortization of deferred loan costs	1,545,457
Changes in assets and liabilities
Accounts receivable	(8,238,789)
Unbilled revenue	(3,397,761)
Parts inventories	4,186,963
Prepaid expenses and other assets	(913,289)
Accounts payable	2,799,961
Accrued expenses and other current liabilities	18,301,752
Related party receivable / payable	(2,338,481)
Other long-term liabilities	(7,620,130)

Net Cash Provided by Operating Activities	37,237,761

Cash Flows from Investing Activities
Purchases of property and equipment	(21,184,387)

Net Cash Used in Investing Activities	(21,184,387)

Cash Flows from Financing Activities
Borrowings on long-term debt	151,500,000
Payments on long-term debt	(164,850,600)
Payments on sale-leaseback financing transaction	(1,613,949)
Deferred loan costs	(1,101,332)

Net Cash Used in Financing Activities	(16,065,881)

Net Change in Cash and Cash Equivalents	(12,507)
Cash and Cash Equivalents - beginning of year	5,380,099

Cash and Cash Equivalents - end of year	$5,367,592

Supplemental Cash Flow Information
Cash paid for interest	$7,406,467
Non-Cash Investing and Financing Activities
Change in accrued capital expenditures	$89,750
Capital expenditures funded by related party payables	$6,394,207
Disposal of assets	$122,027
Related party payable forgiven as equity contributions	$68,601,724
Transfers of property and equipment to inventory	$5,514,466

See accompanying notes to financial statements.

Distributed Power Solutions, LLC

Notes to Financial Statements

1.	Organization, Business and Recent Events

Distributed Power Solutions, LLC (“DPS” or “the Company”) was incorporated in the state of Texas and commenced operations on November 11, 2019. Through July 31, 2025, DPS was a wholly-owned subsidiary of Power Rental Solutions, LLC (“PRS”), a joint venture owned by Mustang Machinery Company, Ltd. (“Mustang”), and Louisiana Service, LLC (“LMC”), (collectively, the “Joint Venturers”), of which each owns a one-half equity membership interest.

Effective August 1, 2025, PRS distributed 100% of its interest in DPS to the current owners of PRS, Mustang and LMC which each now own a one-half equity membership interest directly in DPS.

DPS is governed by the Board of Managers which is comprised of two individuals, one from each of the Joint Venturers. All significant decisions must be unanimously made by the Board of Managers.

The Company is engaged in renting or leasing machinery for power generation to the oil & gas, utility, data center, industrial, and commercial industries. Current contracts range in length from 3 months to 5 years.

Profits and losses are allocated among the members in proportion to their respective equity percentage interests. Under the new credit agreement entered into on August 1, 2025, distributions to the owners are prohibited with the exception of tax distributions required on taxable income generated at the DPS level. There were no distributions made by DPS during the year ended December 31, 2025.

On February 5, 2026, the Company, along with the Joint Venturers, entered into a definitive agreement to sell DPS to Kodiak Gas Services, Inc. (“Kodiak”) for $675 million, subject to adjustment in accordance with the related purchase agreement. The purchase price includes $575 million in cash, subject to adjustment in accordance with the purchase agreement, and the issuance of 2,401,278 shares, representing approximately $113.6 million of Kodiak common stock based on the closing price of Kodiak’s common stock on February 5, 2026, to the sellers. The transaction is expected to close in early April of 2026, subject to regulatory approvals and customary closing conditions, including the expiration or termination of all waiting periods imposed under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

As neither Joint Venturer owned a controlling interest in PRS or the distributed interest in DPS at the time of the distribution, and each investor’s ultimate ownership interest in DPS was unchanged as a result of the transaction, PRS’s distribution of its interest in DPS to the Joint Venturers is considered a transaction under common control, and therefore the financial statements are presented using the historical cost basis.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include, but are not limited to, the determination of an allowance for credit losses, the useful lives and salvage values impacting the depreciation of property and equipment, and impairment assessments of long-lived assets.

Distributed Power Solutions, LLC

Notes to Financial Statements

Cash and Cash Equivalents

The Company considers cash on hand, cash in banks and all highly liquid instruments having an original maturity date of three months or less at the date of purchase to be cash and cash equivalents. As of December 31, 2025, there were no cash equivalents.

Accounts Receivable

Accounts receivable consists of trade receivables and are stated at the amount billed to customers. The Company maintains an allowance for credit losses for estimating losses arising from the inability of customers to make contracted payments. The adequacy of the allowance for credit losses is evaluated on an ongoing basis after considering historical write-off experience, significant aged balances, financial condition of its customers, and customer relationships. Account balances are written off against the allowance after all means of collection have been exhausted, and the potential for recovery is considered remote. The Company recognized allowance for credit losses amounting to $347,264 at December 31, 2025.

Parts Inventories

Parts inventories consist substantially of new and used parts to repair and maintain the rental equipment and are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method.

Property and Equipment

Property and equipment additions are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives, net of salvage values. Salvage value is primarily the value of the rental equipment’s engine cores which can be sold or refurbished for re-use on a continual basis. The following is a summary of the estimated useful lives:

Assets	Estimated Useful Lives
Rental equipment	5-25 years
Non-rental equipment and automobiles	1-5 years
Leasehold improvements	5-10 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement of assets, the costs and related accumulated depreciation are removed from the accounts with a resulting gain or loss, if any, reflected in the statement of income. The Company also sells equipment to its customers and records the remaining net book value as cost of equipment sales with all proceeds recorded as equipment sales revenue.

Impairment of Long-Lived Assets

The Company periodically evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flows of the related asset or group of assets is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset. The Company incurred no impairment losses for the year ended December 31, 2025.

Distributed Power Solutions, LLC

Notes to Financial Statements

Revenue Recognition

The Company recognizes equipment rental revenue in accordance with FASB Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”). The Company’s sale of rental and new equipment, parts and supplies, and certain services provided to customers are recognized under ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”).

The following addresses the Company’s revenue types based on the accounting standard used to determine the accounting.

Topic 842 Leases

Rental revenue includes revenue generated from renting equipment to customers and is recognized on a straight-line basis over the length of the rental contract. The Company offers a portfolio of equipment for rent on a monthly basis. Virtually all customer contracts contain provisions for cancellation based on a minimum rental term. Therefore, the Company does not allocate the transaction price between the different contract elements. Also included in equipment rental revenue is re-rent revenue in which the Company will rent specific equipment from vendors and then re-rent that equipment to its customers. Provisions for discounts and other adjustments are provided for in the period the related revenue is recorded.

Topic 606 Revenue from Contracts with Customers

The Company recognizes revenue from sale of rental equipment when control of the asset transfers to the customer, which is typically when the asset is picked up by or delivered to the customer and when significant risks and rewards of ownership have passed to the customer. Sales and other tax amounts collected from customers and remitted to government authorities are accounted for on a net basis and, therefore, are excluded from revenue.

Other services revenue primarily includes revenue earned from providing optional services such as delivery and pick-up services, equipment setup/decommission, repair and maintenance, environmental protection and fuel consumption services to rental customers who avail of such services. It also includes contract labor charged to the customer related to operating rented equipment. The Company recognizes other services revenue as the services are provided.

Cost of Revenues

Cost of equipment rentals include substantially all expenses directly related to the equipment rental and leasing operations. Cost of equipment sales include the net book value at the date of the sale of the equipment sold to customers. Cost of other services include labor charges, parts used, and other expenses incurred in servicing the customer.

Deferred Loan Costs

Deferred loan costs incurred to obtain long-term financing through the Company’s revolving credit facility described in Note 5 are capitalized as long-term other assets.

All deferred loan costs are amortized to interest expense using the effective interest method. At December 31, 2025, the Company had deferred loan costs of $1,053,676 which was recorded as a long-term asset. Amortization of deferred loan costs was $1,545,457 for the year ended December 31, 2025, which includes $1,076,060 expense of deferred loan costs written off due to the extinguishment of the Company’s revolving credit facility.

Distributed Power Solutions, LLC

Notes to Financial Statements

Leases

The Company follows the guidance in Topic 842, which requires lessees to recognize most leases on their balance sheets as a right-of-use (ROU) asset representing the right to use an underlying asset and a lease liability representing the obligation to make lease payments over the lease term, measured on a discounted basis.

The Company made an accounting policy election available under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. The Company has also made an accounting policy election to account for lease and non-lease components in its contracts as a single lease component.

The Company conducts operations in leased facilities. Generally, the leases provide that the Company pays a base rent plus all insurance, maintenance, and all other costs and expenses associated with the use of the buildings. Additionally, on some leases the Company pays a portion or all of the property taxes on premises.

Total lease expense for the year ended December 31, 2025 was $489,810, net of $18,000 sublease income.

As of December 31, 2025, the Company had short-term operating lease liabilities of $219,819, and long-term lease liabilities of $207,407, which are included in accrued expenses and other current liabilities and other long-term liabilities, respectively, within the balance sheet. Minimum lease payments extend through 2027.

Income Taxes

The Company is a limited liability company and consequently, is not a tax-paying entity for United States federal income tax purposes. Accordingly, a provision for income taxes has not been recorded in the accompanying financial statements. Company income or losses are reflected in the members’ individual or corporate tax returns in accordance with their ownership percentages.

The Company is subject to the state margin taxes, which applies to legal entities conducting business in the states. The tax is calculated by applying a tax rate to a base that considers both revenues and expenses and, therefore, has the characteristics of an income tax. For the year ended December 31, 2025, margin tax was insignificant.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces member’s equity. Based on its analysis the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2025. The Company’s conclusions may be subject to review and adjustment at a later date based on variety of factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized for the year ended December 31, 2025.

Distributed Power Solutions, LLC

Notes to Financial Statements

The Company files state income tax returns in various U.S. states. None of the Company’s state income tax returns are currently under examination by state authorities, however, fiscal years 2022 and later remain subject to examination by the state authorities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk of these financial institutions on a continuing basis to safeguard cash deposits.

The Company’s accounts receivable is principally from customers in the oil & gas, refining, and power industries located in Virginia, Texas and Mexico. The Company performs continuing credit evaluations of its customers’ financial condition and generally requires a two month deposit on the rental price.

Customer account concentrations as of and for the year ended December 31, 2025 are outlined in the tables below.

Customer	Total Revenue	% of Total Revenue
Customer A	$28,079,637	30%
Customer B	11,208,504	12%

	$39,288,141	42%

Customer	Total Accounts Receivable, net	% of Total AR, net
Customer A	$2,294,963	17%
Customer B	1,996,241	15%
Customer C	3,850,930	28%
Customer D	2,798,357	21%

	$10,940,491	80%

Customer	Unbilled Revenue	% of Unbilled Revenue
Customer D	$2,224,684	38%
Customer E	727,043	12%
Customer F	702,969	12%
Customer G	600,000	10%

	$4,254,696	72%

Distributed Power Solutions, LLC

Notes to Financial Statements

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are classified and disclosed in one of the following categories:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. The carrying value for cash, accounts receivable and accounts payable approximates their fair value, principally due to the short-term maturities of these instruments. The carrying value for the long-term debt (including current maturities) approximates fair value because the interest rates approximate the market interest rates of other financial instruments with similar credit risks and terms. The fair value of the long-term debt represents a Level 3 fair value measurement.

3.	Revenue Recognition

The Company is principally engaged in the business of renting equipment. Ancillary to the Company’s principal equipment rental business, the Company also sells used rental equipment, parts and supplies and offers certain services to support its customers. The Company’s rental transactions are accounted for under Topic 842. The Company’s sale of rental equipment along with certain services provided to customers are accounted for under Topic 606.

The following tables summarize the applicable accounting guidance for the Company’s revenues:

	For the Year Ended December 31, 2025
	Topic 842	Topic 606	Total
Equipment rentals revenue	$72,881,159	$—	$72,881,159
Equipment sales	—	8,728,600	8,728,600
Other services revenue
Delivery and pick up	—	939,464	939,464
Equipment setup/decommission	—	8,160,178	8,160,178
Other	—	2,308,158	2,308,158

Total	$72,881,159	$20,136,400	$93,017,559

Distributed Power Solutions, LLC

Notes to Financial Statements

Unbilled Receivables and Deferred Revenue

The Company had unbilled receivables totaling $5,881,609 at December 31, 2025 relating to earned but not billed amounts on its rental contracts, which are classified as current assets based on the timing of when the Company expects to realize payment.

Deferred revenues are classified as current based on the timing of when the Company expects to recognize revenues. Such liabilities totaled $17,887,363 at December 31, 2025, which are included within current liabilities.

Performance Obligations

The Company’s revenue recognized under Topic 606 is recognized at a point-in-time. Accordingly, in any particular period, the Company does not generally recognize a significant amount of revenue from performance obligations satisfied in previous periods, and the amount of such revenue recognized during the year ended December 31, 2025 was not material. The Company also does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied as of December 31, 2025.

Contract Estimates and Judgments

The Company’s revenues accounted for under Topic 606 generally do not require significant estimates or judgments, primarily for the following reasons:

•	The transaction price is generally fixed and stated on the Company’s contracts;

•

As noted above, the Company’s contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation;

•	The Company’s revenues do not include material amounts of variable consideration; and

•

The Company’s revenue is recognized as of a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. Revenue recognized under Topic 606 is generally recognized at the time of delivery to, or pick-up by, the customer.

In December 2022, the Company entered into a lease and service agreement with a customer in Virginia for (i) the lease of power supply equipment and (ii) the operation and maintenance services for the equipment. The initial lease term is 60 months with an annual option to renew for up to an additional 12 years. Rental revenues totaling approximately $28,079,637 were recognized for the year ended December 31, 2025.

The lease payment is based on a fixed monthly fee for the lease of equipment and an operation and maintenance service fee escalated annually based on CPI index. The Company will also be reimbursed for the ancillary costs expected to be incurred relating to the equipment installation.

As of December 31, 2025, the Company received customer deposits totaling $10,000,000 which is included in deferred revenue in the balance sheet. These customer deposits will be applied against the customer’s future lease payments in 2026.

Distributed Power Solutions, LLC

Notes to Financial Statements

4.	Property and Equipment

Property and equipment consisted of the following:

December 31,	2025
Rental equipment	$288,933,977
Non-rental equipment and automobiles	3,277,070
Buildings and leasehold improvements	96,444

292,307,491
Less: accumulated depreciation	(53,576,930)

Net Property and Equipment	$238,730,561

Depreciation expense for the year ended December 31, 2025 was $17,868,470.

5.	Long-term Debt

Bank OZK Credit Agreement

On August 1, 2025, DPS entered into a credit agreement (the “Bank OZK Revolver”) with Bank OZK, as the lead arranger, in syndication with two other banks, providing for a maximum commitment of the lesser of $200,000,000 or the borrowing base of the Company. The initial proceeds were used to pay off the existing credit agreement with Bank of America. The Bank OZK Revolver matures on August 1, 2028.

The borrowing base is calculated as set out in the Bank OZK Credit Agreement and based on outstanding accounts receivable and the lesser of 90% of orderly liquidation value of equipment or net book value of equipment less outstanding amounts borrowed under the Bank OZK Credit Agreement. As of December 31, 2025, the borrowing base was $188,222,107 and the outstanding amount borrowed on the Bank OZK Credit agreement was $111,150,000.

The Company may elect for each borrowing under the Bank OZK Credit Agreement to be either a Secured Overnight Financing Rate (SOFR) Borrowing or a Base Rate Borrowing. SOFR Borrowings bear interest at an applicable rate that ranges from 1.8% to 2.3% based on the Company’s most recent funded indebtedness to EBITDA ratio, plus SOFR. Base Rate Borrowings bear interest at an applicable rate that ranges from 0.8% to 1.3%, based on the Company’s most recent funded indebtedness to EBITDA ratio, plus the higher of (i) the prime rate (ii) federal funds rate plus 0.5% or (iii) Term SOFR plus 1%. Interest is payable quarterly for the Bank OZK Revolver. As of December 31, 2025, the interest rate was 6%.

The Bank OZK Revolver also requires payment of a facility fee of 0.25% per quarter on the unused portion of the maximum commitment.

The Bank OZK Credit Agreement includes certain restrictive financial covenants, including a funded indebtedness to EBITDA ratio and debt service coverage ratio. The financial covenants were in compliance as of December 31, 2025.

Distributed Power Solutions, LLC

Notes to Financial Statements

Bank of America Credit Agreements

On November 14, 2022, DPS entered into a credit agreement (the “BOA Credit Agreement”) with Bank of America as the lead arranger, in syndication with six other banks, providing a revolving line of credit (the “BOA Revolver”) for a maximum commitment of the lesser of $250,000,000 (as amended on April 26, 2023) or the borrowing base. The BOA Credit Agreement was scheduled to mature on November 14, 2027.

The borrowing base was calculated as set out in the BOA Credit Agreement and based on outstanding accounts receivable and the lesser of fair market value of equipment or net book value of equipment less outstanding amounts borrowed under the BOA Credit Agreement.

DPS could elect for each borrowing under the BOA Credit Agreement to be either a Secured Overnight Financing Rate (SOFR) Borrowing or a Base Rate Borrowing. SOFR Borrowings bear interest at an applicable rate that ranges from 1.25% to 2.5% based on its then parent, PRS’s, most recent consolidated funded indebtedness to EBITDA ratio, plus SOFR. Base Rate Borrowings bear interest at an applicable rate that ranged from 0.25% to 1.5%, based on PRS’s most recent consolidated funded indebtedness to EBITDA ratio, plus the higher of (i) the prime rate (ii) federal funds rate plus 0.5% or (iii) Term SOFR plus 1%. Interest was payable quarterly.

The BOA Credit Agreement was collateralized by substantially all DPS’s and PRS’s assets.

PRS also entered into a credit agreement with Bank of America (“PRS Credit Agreement”) which provided for a term loan and revolving credit facility. DPS’ assets were cross-collateralized under the PRS Credit Agreement and included the same restrictive financial covenants as the BOA Credit Agreement.

All amounts under the BOA Credit Agreement and PRS Credit Agreement were repaid on August 1, 2025.

6.	Sale-Leaseback Financing Liability

In August 2023, the Company sold certain property and equipment to a financing institution for a total amount of $9,715,440. On the same date, the Company entered into a lease agreement with the financing institution whereby the Company leased back the equipment for 48 months for monthly rent of $194,632 starting on September 2023 and projected residual value by end of lease term is 25% of the asset cost. The lease agreement has a purchase option which the Company intends to exercise by the end of the lease term. The Company evaluated the sale and leaseback transaction in accordance with Topic 842 and classified the lease as a financing transaction. As of December 31, 2025, the Company’s sale-leaseback financing liability totaled $3,389,836, net of current portion amounting to $1,749,670.

7.	Long-Term Incentive Plan

Effective January 1, 2023, the Company’s management implemented a discretionary Long-Term Incentive Plan (the “2023 Plan”) for certain eligible employees of the Company. The 2023 Plan grants bonus units equivalent to $1, which is awarded in cash and shall be vested for a performance period of three years, beginning January 1, 2023, until December 31, 2025. As of December 31, 2025, the Company recorded a liability of $5,975,599, with $2,987,799 included in other current liabilities and $2,987,799 included in other long-term liabilities on the balance sheet due to the timing of expected payments under the 2023 Plan.

Distributed Power Solutions, LLC

Notes to Financial Statements

The value of the employee’s interest in the 2023 Plan is determined annually by the chief financial officer and approved by a member of the Board of Managers. The Company has the sole discretion to amend or terminate the 2023 Plan.

8.	Related Party Transactions

The Company entered into transactions with related parties which are subsidiaries or affiliates of the Joint Venturers for equipment rentals, parts inventory and equipment purchases and shared administrative services during its normal course of business. There were no mandatory payments for related party balances due to / from subsidiaries or affiliates of the Joint Venturers. On August 1, 2025, in connection with the reorganization of DPS described in Note 1, net payables of approximately $68,601,724, which represents all amounts due to / from subsidiaries or affiliates of the Joint Venturers were converted to equity in the Company.

For the year ended December 31, 2025, the Company recognized the following items relating to transactions with each affiliate:

Year Ended December 31,	2025
Energy Rental Solutions, LLC (“ERS”)
Cost of Equipment Rentals from ERS	$1,613,273
Cost of Equipment Purchased from ERS	$19,447,754
Cost of Equipment and Parts Purchases from ERS	$657,990
Cost of Administrative and Shared Services from ERS	$5,844,812
Mustang
Equipment sales - related party	$3,804,650
Cost of revenues - Equipment sales - related party	$2,601,934

As of December 31, 2025, the Company had the following balances due to subsidiaries or affiliates of the Joint Venturers recorded in the balance sheet:

December 31,	2025
Related Party Payable
Energy Rental Solutions, LLC	$633,967

Total	$633,967

Distributed Power Solutions, LLC

Notes to Financial Statements

9.	Commitments and Contingencies

Litigation

In the normal course of business, the Company may be party to litigation from time to time. While the outcome of these matters cannot be predicted with certainty, the Company believes these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

10.	Subsequent Events

The Company performed an evaluation of subsequent events through February 13, 2026, which is the date the financial statements were available to be issued.